As filed with the Securities and Exchange Commission on October 24, 2006
Registration No. 333-39259

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BH Lodging Corp.
(Formerly Boykin Lodging Company)
(Exact name of Registrant as specified in its charter)

Ohio (Province or other jurisdiction of incorporation or organization)	34-1824586 (I.R.S. Employer Identification Number, if applicable)
Guildhall Building
Suite 1500
45 W. Prospect Avenue
Cleveland, Ohio 44115
(216) 430-1200
(Address and telephone number of Registrant’s principal executive officers)
Mohamed Thowfeek
c/o Westmont Hospitality Group
San Felipe Plaza
5847 San Felipe Road, 46th Floor
Houston, Texas 77057
(713) 782-9100
(Name, address, including zip code, and telephone number, including area code, of agent for service in the United States)

Copies to:
Gerald D. Shepherd, Esq.
Davies Ward Phillips & Vineberg LLP
625 Madison Avenue, 12th Floor
New York, New York 10022
(212) 588-5500

REMOVAL FROM REGISTRATION
     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-39259) of BH Lodging Corp. (formerly known as Boykin Lodging Company), an Ohio corporation (the “Company”), filed on October 31, 1997, pertaining to the registration of 1,000,000 shares of common stock, without par value, of the Company under the Company’s Long-Term Incentive Plan, 30,000 shares of common stock under the Company’s Directors’ Option Plans and an indeterminable number of additional shares of common stock issuable pursuant to the anti-dilution provisions of such plans.
     On May 19, 2006, the Company, Boykin Hotel Properties, L.P., an Ohio limited partnership of which the Company is the general partner, Braveheart Investors LP, a Delaware limited partnership (“Parent”), Braveheart II Realty (Ohio) Corp., an Ohio corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Braveheart II Properties Holding LLC, a Delaware limited liability company, and Braveheart II Properties Company LLC, an Ohio limited liability company and an indirectly wholly-owned subsidiary of Parent, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub merged with and into the Company, with the Company as the surviving corporation (the “Merger”). The Merger became effective on September 21, 2006. Upon consummation of the Merger, all of the Company’s common shares, other than those held by the Parent and its affiliates and other than common shares held by shareholders exercising dissenters’ rights, were converted into the right to receive the cash merger consideration provided for by the Merger Agreement, and all of the Company’s depositary shares, without par value, representing 1/10th interest in the Company’s Class A Cumulative Preferred Shares, Series 2002-A were converted into the right to receive the cash merger consideration provided for by the Merger Agreement. Upon consummation of the Merger, Parent became the owner of all of the common shares.
     Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, all of the Company’s outstanding options issued under the Company’s Long-Term Incentive Plan or Directors’ Option Plans to executive officers and directors with an exercise price of less than $11.00 per share received cash consideration equal to the product of (i) the excess, if any, of $11.00 over the exercise price per common share subject to that option, multiplied by (ii) the aggregate number of common shares underlying that option immediately prior to the consummation of the Merger. All outstanding options to purchase common shares held by the Company’s executive officers and directors with an exercise price greater than $11.00 per share were cancelled upon consummation of the Merger without the payment of any consideration in respect thereof. Under the terms of the Merger Agreement, all restricted common shares granted under the Company’s Long-Term Incentive Plan vested and became transferable prior to the consummation of the Merger.
     Upon the consummation of the Merger, the Company’s Long-Term Incentive Plan and the Company’s Directors’ Option Plans were terminated and all outstanding rights under such plans have been converted as described above. The Company will be deregistering its securities as a result of Merger. Accordingly, the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, BH Lodging Corp. has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on October 24, 2006.

BH LODGING CORP.

By:	/s/ Mohamed Thowfeek

Name: Mohamed Thowfeek
Title: Assistant Secretary and Treasurer
     Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Majid Mangalji

A. Majid Mangalji	President, Treasurer and Director	October 24, 2006
(Principal Executive, Financial
and Accounting Officer)

/s/ Fereed Mangalji

Fereed Mangalji	Director	October 24, 2006

/s/ Michael K. Klingher

Michael K. Klingher	Director	October 24, 2006